EXHIBIT 99.1 - PRESS RELEASE

CatchMark Elects Former CoBank President Mary E. McBride to Board of Directors
Atlanta —February 27, 2018 — CatchMark Timber Trust, Inc. (NYSE: CTT) announced today the election of Mary E. McBride, former President of CoBank, ACB, to the company's Board of Directors. The Board also appointed McBride to serve on CatchMark’s Finance and Investment Committee, Compensation Committee, and Nominating and Corporate Governance Committee.
A member of the Farm Credit System, CoBank is a $124 billion cooperative bank working in all 50 states with industries operating across rural America, including agribusiness, timber, power, water, and communications. McBride joined CoBank in 1993 serving in various executive roles in loan policy, syndications, corporate finance, operations, and energy banking. Prior to her term as bank president from 2013 to 2016, she was chief operating officer and chief banking officer. From 2006 until 2012, McBride also served on the Biomass Technical Advisory and Research Committee of the U.S. Departments of Energy and Agriculture and she currently chairs Mile High United Way in Denver. In addition, she held officer positions at First Interstate Bank of Denver and First National Bank of Boston before joining CoBank.
CatchMark's Chairman of the Board, Willis J. Potts, Jr., said: “Mary broad and extensive experience in banking and finance as well as her familiarity with the timber industry provide an exemplary complement of knowledge and capabilities to the CatchMark board.”
Jerry Barag, President and CEO of CatchMark, said: "We look forward to Mary’s counsel as we continue to expand and seek durable earnings for our stockholders by making premium acquisitions, entering into strategic joint ventures, executing on sustainable operating targets, and using capital to best advantage.”
McBride received a Bachelor of Arts in Political Science from Wellesley College, a Master of Science in European Studies from the London School of Economics, and a Master of Science in Applied Economics and International Management and Finance from the Sloan School of Management at the Massachusetts Institute of Technology.
About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests and well-timed sales. Headquartered in Atlanta and focused exclusively on timberland ownership, CatchMark began operations in 2007 and owns interests in approximately 520,800 acres* of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
*As of December 31, 2017.

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